EXHIBIT 10.19

Description of Executive Health Coverage
All members of the Operating Committee of Morgan Stanley (the “Company”) are eligible to participate in Company-sponsored health and insurance benefit programs available in the relevant jurisdiction to similarly situated employees. Operating Committee members are also eligible to participate in Morgan Stanley’s Executive Health Program under which each Operating Committee member is eligible to receive Company-funded access to a U.S.-based private primary care physician offering on-call services and an annual executive health care assessment. U.S. benefits eligible current and former Operating Committee members who retire with the requisite years of service on the Operating Committee are eligible to receive retiree medical, dental and vision coverage (the “Executive Retiree Health Program”) for themselves and their eligible dependents paid by the Company. Eligibility is restricted in certain situations, such as if the individual engages in conduct constituting “cause”, “competition”, or “wrongful solicitation”, or does not meet his or her obligations under an agreement with the Company, in each case during or after employment, and is deferred while eligible as the primary policy holder for any other employer sponsored health plan (excluding a retiree health plan). The Executive Health Program and the Executive Retiree Health Program may be amended or discontinued at any time, including to curtail or extend benefits for some or all covered individuals, to change the cost of coverage and to implement changes required by federal, state and local legislation.